Exhibit 99.1

Delta Apparel Reports Second Quarter 2009 Results

–Second Quarter Revenue Increased 6.7% to a Record 73.4 Million –

– Second Quarter Diluted EPS Improved to $0.07 –

– Company Reiterates Fiscal 2009 Outlook –

DULUTH, Ga.--(BUSINESS WIRE)--January 30, 2009--Delta Apparel, Inc. (NYSE Alternext US: DLA) today reported financial results for its second fiscal quarter ended December 27, 2008.

Second Quarter Results

Net sales for the three months ended December 27, 2008, were a record $73.4 million, an increase of $4.6 million, or 6.7%, from the prior year’s second quarter. The sales growth was driven by a 17% sales increase in the retail-ready segment with flat sales in the activewear segment. Gross margins increased 610 basis points to 21.9% compared to 15.8% in the prior year second quarter. The prior year second quarter included $2.0 million of restructuring related expenses, lowering the gross margin by approximately 290 basis points. The higher mix of retail-ready sales, along with higher prices and improved manufacturing costs increased the overall margins in the second quarter of fiscal 2009. Net income for the second quarter was $0.6 million, or $0.07 per diluted share. The Company reversed a portion of its tax valuation allowance on its state operating loss carryforwards, which contributed $0.04 per diluted share to its earnings for the quarter ended December 27, 2008. In the prior year second quarter, the Company reported a net loss of $2.8 million, or ($0.33) per diluted share, inclusive of ($0.15) per diluted share of restructuring related expenses.

Robert W. Humphreys, the Company’s President and Chief Executive Officer, commented, “Overall we were pleased with our results in the second quarter. Our diversified channels of distribution and broad product offerings are resulting in sales and earnings growth in less than ideal market conditions. While there are many unknowns in the general economy and apparel marketplace, we believe the marketing and operational enhancements we have made will allow us to continue to grow our sales and profitability in the second half of our fiscal year.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe and Junkfood businesses, reported a 17.0% sales increase to $32.4 million for the second quarter of fiscal year 2009 compared to $27.7 million in the prior year second quarter. The Junkfood business had its seventh consecutive quarter of double-digit sales growth, increasing its sales in the second quarter by 43.5% compared to the prior year second quarter. Junkfood is driving growth through its new licenses and continued success with its co-branded products with GapKids and babyGap. In addition, Junkfood continues its international growth primarily in the United Kingdom and Japan. Second quarter revenue in the Soffe business increased 4.7% compared to the prior year second quarter, driven from growth in its military business partially offset by sales declines to smaller sporting goods stores. Operating income in the retail-ready segment was $3.0 million for the second fiscal quarter of 2009, an increase of $0.9 million, or 46%, from the prior year second quarter due primarily to increased sales and leveraged fixed costs in both businesses.

Activewear Apparel

The activewear segment, comprised of the Delta and FunTees businesses, reported sales of $41.0 million for the three months ended December 27, 2008, consistent sales in the prior year second quarter of $41.1 million. Sales in the FunTees business increased 2.8%, driven by increased orders and a higher percentage of decorated programs. As the quarter began, sales of the Delta basic tees were ahead of the prior year, but slowed considerably in December, driving the second quarter sales down 2.1% from the prior year second quarter. The activewear segment generated an operating loss of $1.5 million for the second quarter of 2009, compared to an operating loss of $4.6 million in the prior year second quarter, which included $2.0 million in restructuring related expenses. The improved results were due primarily to higher prices on products, reduced transportation expenses and lower manufacturing costs flowing through cost of sales.

Fiscal 2009 Year to Date Results

Net sales for the six months ended December 27, 2008, were $164.8 million, an increase of $23.4 million, or 16.6% from the prior year. The sales increase was driven from organic growth in each of the Company’s four business units. Net income for the six months ended December 27, 2008 was $1.3 million, or $0.15 per diluted share, compared to the prior year’s net loss of $4.4 million, or ($0.52) per diluted share, inclusive of ($0.31) per diluted share of restructuring related expenses.

Fiscal 2009 Guidance

For the fiscal year ending June 27, 2009, the Company reiterates its expectation for net sales to be in the range of $340 million to $360 million and earnings to be in the range of $0.70 to $0.90 per diluted share. This compares to fiscal year 2008 sales of $322.0 million and a loss of ($0.06) per diluted share, inclusive of ($0.39) of costs associated with the textile restructuring plan. The Company remains concerned about the U.S. economy and slowing consumer demand for apparel. In determining its expectations for fiscal year 2009, the Company believes it has taken into consideration these heightened risk factors; however, significant further deterioration in the economy may negatively impact the Company’s ability to achieve its expectations.

Mr. Humphreys concluded, “We are encouraged with our start to fiscal year 2009 and remain on track to achieve our sales and profitability goals for the year despite the current economic environment. We remain focused on our marketing initiatives, manufacturing improvements and cost savings that we believe put us in a strong position to increase shareholder value in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-0820. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from January 30, 2009 through February 27, 2009. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 1617840.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC and Junkfood Clothing Company, is an international apparel design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the tightening of credit markets and our ability to operate and grow our business with our existing financing arrangements; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Dec 27, 2008	Dec 29, 2007	Dec 27, 2008	Dec 29, 2007

Net Sales	$73,361	$68,780	$164,773	$141,342
Cost of Goods Sold	57,306	57,897	129,412	117,468
Gross Profit	16,055	10,883	35,361	23,874

Selling, General and Administrative	14,559	13,447	31,400	27,650
Restructuring Costs	-	-	-	62
Other Income (Expense), Net	10	(33)	(15)	49
Operating Income (Loss)	1,506	(2,597)	3,946	(3,789)

Interest Expense, Net	1,222	1,585	2,641	3,055

Income (Loss) Before Provision (Benefit) for Income Tax	284	(4,182)	1,305	(6,844)

(Benefit) Provision for Income Taxes	(311)	(1,348)	36	(2,462)

Net Income (Loss)	$595	$(2,834)	$1,269	$(4,382)

Weighted Average Shares Outstanding
Basic	8,503	8,497	8,500	8,463
Diluted	8,514	8,497	8,511	8,463

Net Income (Loss) per Common Share
Basic	$0.07	$(0.33)	$0.15	$(0.52)
Diluted	$0.07	$(0.33)	$0.15	$(0.52)

		Dec 27, 2008	Jun 28, 2008	Dec 29, 2007

Current Assets
Cash		$354	$586	$646
Receivables, Net		34,168	62,012	34,144
Income Tax Receivable		2,396	1,007	2,391
Inventories, Net		140,706	124,746	132,233
Deferred Income Taxes		3,242	2,542	3,337
Other Assets		3,308	2,916	4,232
Total Current Assets		184,174	193,809	176,983

Noncurrent Assets
Property, Plant & Equipment, Net		38,485	40,042	36,592
Goodwill and Other Intangibles, Net		24,171	24,417	22,070
Other Noncurrent Assets		3,273	3,355	2,700
Total Noncurrent Assets		65,929	67,814	61,362

Total Assets		$250,103	$261,623	$238,345

Current Liabilities
Accounts Payable and Accrued Expenses		$50,743	$53,112	$47,600
Current Portion of Long Term Debt		5,718	6,780	6,273
Total Current Liabilities		56,461	59,892	53,873

Noncurrent Liabilities
Long-Term Debt		85,291	95,542	82,057
Deferred Income Taxes		713	578	1,271
Other Noncurrent Liabilities		1,291	718	648
Total Noncurrent Liabilities		87,295	96,838	83,976

Stockholders' Equity		106,347	104,893	100,496

Total Liabilities and Stockholders' Equity		$250,103	$261,623	$238,345

CONTACT:
Delta Apparel
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations
Integrated Corporate Relations
Brendon Frey, 203-682-8200